May 2009 Pricing Sheet dated May 7, 2009 relating to Preliminary Terms No. 99 dated May 6, 2009 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
Trigger PLUS Based on the Value of the S&P 500® Index due May 16, 2011
Trigger Performance Leveraged Upside SecuritiesSM
PRICING TERMS – MAY 7, 2009
Issuer:	Morgan Stanley
Maturity date:	May 16, 2011
Underlying index:	S&P 500® Index
Aggregate principal amount:	$3,000,000
Payment at maturity:	If the final index value is greater than the initial index value,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is less than or equal to the initial index value but the index level has not decreased to or below the trigger level at any time on any day during the observation period,
$10
If the final index value is less than or equal to the initial index value and the index level has decreased to or below the trigger level at any time on any day during the observation period,
$10 x index performance factor
This amount will be less than or equal to the stated principal amount of $10, which may result in a loss of some or all of your investment.
Leveraged upside payment:	$10 x leverage factor x index percent increase
Leverage factor:	150%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	907.39, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Index level:
The value of the underlying index at any time during regular trading hours on any index business day during the observation period, as published under Bloomberg ticker symbol “SPX” or any successor symbol, or, in the case of any successor index, the Bloomberg ticker symbol for any such successor index

Trigger level:	635.173, which is 70% of the initial index value
Observation period:
The period of regular trading hours on each index business day on which there is no market disruption event with respect to the underlying index from and including the index business day immediately following the pricing date to and including the valuation date

Valuation date:	May 11, 2011, subject to adjustment for non-index business days and certain market disruption events
Maximum payment at maturity:	$17.40 per Trigger PLUS (174% of the stated principal amount)
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS
Pricing date:	May 7, 2009
Original issue date:	May 14, 2009 (5 business days after the pricing date)
CUSIP:	617483136
ISIN:	US6174831361
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Trigger PLUS	$10	$0.09	$9.91
Total	$3,000,000	$27,000	$2,973,000
(1)  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.
“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The Trigger PLUS are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the Trigger PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 99 dated May 6, 2009
Prospectus Supplement for PLUS dated December 23, 2008
Prospectus dated December 23, 2008

THE TRIGGER PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE TRIGGER PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.